Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is made and entered into this 15 day of October, 2009 (the “Effective Date”), by and between Dwight Winstead (the “Executive”) and CareFusion Corporation (the “Company”).

WITNESSETH:

WHEREAS, the Executive has been employed as the Chief Operating Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to retain the Executive’s services.

NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Term of Agreement.

The term of this Agreement begins on the Effective Date and ends on the third anniversary of the Effective Date (the “Term”). Notwithstanding anything to the contrary in this Agreement, during the Term, the Executive is and shall continue to be employed by the Company on an “at will” basis.

2. Retention Award.

To create an incentive for the Executive to remain employed by the Company during the Term, the Company shall grant the Executive a retention award consisting of restricted stock units to be granted pursuant to the terms and conditions of the Retention Award and Restricted Stock Units Agreement attached hereto as Appendix A.

3. Notice of Termination.

During the Term, the Company or the Executive shall provide the other party six months’ written notice before terminating the Executive’s employment for any reason (the “Notice of Termination”), except that the Company may, in lieu of providing the Notice of Termination, pay the Executive a lump-sum cash payment equal to six months’ Base Salary (as defined in section 4(a)(i)(1)) by no later than three business days after termination of employment.

4. Severance Payments.

(a) Termination without Cause or for Good Reason.

(i) Upon termination of the Executive’s employment during the Term either by the Company without Cause (as defined in Section 4(a)(ii)) or by the Executive for Good Reason (as defined in Section 4(a)(iii)), the Company shall pay the Executive (1) accrued but unpaid base salary and any annual bonus earned but unpaid for the fiscal year before the year in which the Executive’s employment is terminated (the “Accrued Obligations”), payable by no later than three business days after termination of employment; (2) the annual bonus earned based on actual achievement of performance objectives for the fiscal year in which the Executive’s employment is terminated multiplied by a fraction, the numerator of which is the number of whole and partial days (rounded up) from the beginning of that fiscal year until the date of termination of employment, and the denominator of which is 365 or, for leap years, 366 (“Prorated Actual Bonus”), payable at the time annual bonuses are paid to active executives of the Company; and (3) the following severance payment (“Severance Payment”):

(1) If the Notice of Termination is given on or before the second anniversary of the Effective Date, the Severance Payment shall be an amount equal to the sum of the Executive’s annual base salary (“Base Salary”) and target annual bonus opportunity, each with respect to the fiscal year in which the Executive’s employment is terminated and each as determined without regard to any reduction that constitutes Good Reason, which amount shall be paid in equal installments over a period of one year in accordance with the Company’s normal payroll schedule; or

(2) If the Notice of Termination is given after the second anniversary and on or before the third anniversary of the Effective Date, the Severance Payment shall be an amount equal to the sum of Base Salary plus the average of the actual annual bonus paid in the two fiscal years before the year in which the Executive’s employment is terminated, which amount shall be paid in equal installments over a period of one year in accordance with the Company’s normal payroll schedule.

(ii) “Cause” means

(1) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), as determined by the Company’s Board of Directors (or a committee thereof) no earlier than 30 days after a written demand for substantial performance is delivered to the Executive, which specifically identifies the manner in which the Company believes that the Executive has willfully and continuously failed to perform substantially the Executive’s duties with the Company;

(2) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates;

(3) conviction of a felony; or

(4) a material breach of the restrictive covenants in this Agreement subject to the cure provisions of Section 5.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company.

(iii) “Good Reason” means, in the absence of the written consent of the Executive:

(1) a material reduction in the Executive’s Base Salary or target annual bonus opportunity; or

(2) the Company requiring the Executive to be based at any office or location more than thirty-five (35) miles from its location as of the Effective Date, provided that reasonable travel required in connection with the Executive’s reporting relationships and responsibilities shall not be deemed to be Good Reason.

The Executive must provide notice to the Company of the existence of one of the “Good Reason” conditions within 90 days after the initial existence of the “Good Reason” condition, upon the notice of which the Company shall have 30 days to remedy the condition and not be required to pay any amount of severance. In all cases, for the Executive to receive any Severance Payment, the Executive’s termination must occur no later than two years following the initial existence of one or more of the “Good Reason” conditions arising without the consent of the Executive.

(b) Termination by the Executive without Good Reason. Upon termination of employment during the Term by the Executive without Good Reason (including, but not limited to, retirement), the Company shall pay the Executive (i) his Accrued Obligations and (ii) his Prorated Actual Bonus. No Severance Payments, or any other payments, shall be made.

(c) Termination by the Company for Cause. Upon termination of the Executive’s employment during the Term by Company for Cause, the Company shall pay the Executive his Accrued Obligations. No Severance Payments, or any other payments, shall be made.

(d) Termination due to Death or Disability. Upon termination of the Executive’s employment during the Term due to death or Disability (as defined in the CareFusion Corporation 2009 Long-Term Incentive Plan), the Company shall pay the Executive (or his estate) (i) his Accrued Obligations and (ii) his Prorated Actual Bonus. No Severance Payments, or any other payments, shall be made.

(e) Timing of Severance Payments. Except as otherwise specified under Section 7(k)(iv), any Severance Payment shall be payable, if at all, no later than the payroll period coincident with or next following the expiration of any period during which the Executive may revoke the Release executed pursuant to Section 6, so long as the Release becomes effective no later than 60 days after the Executive’s termination of employment. Notwithstanding the foregoing, if the period during which the Executive has discretion to execute or revoke the Release straddles two taxable years of the Executive, then the Company shall make the payment in the second of such taxable years, regardless of which taxable year the Executive actually delivers the executed Release to the Company.

5. Restrictive Covenants.

By executing this Agreement, the Executive agrees to abide by the following restrictive covenants for the period beginning on the Effective Date and ending on the last day of the 24-month period after the date of termination of employment (the “Restricted

Period”) as consideration for the payments provided under Section 4, and acknowledges that the provisions and covenants contained in this Section 5 are ancillary and material to the terms of this Agreement and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The Executive also acknowledges and agrees that the provisions of this Section 5 do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The Executive also acknowledges that before the Executive shall be determined to have breached any provision or covenant contained in this Section 5, the Executive shall have been given notice of any such alleged breach and been given 45 days after receipt of such notice of such breach to cure or remedy any such breach that is reasonably susceptible of cure or remedy.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (the “CareFusion Group”), all secret or confidential information, knowledge or data relating to the CareFusion Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the CareFusion Group and that is not public knowledge (other than as a result of the Executive’s violation of this Section 5(a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment and/or service as a consultant with the CareFusion Group, except with prior written consent of a corporate officer of Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the CareFusion Group, as applicable, and shall be turned over to the applicable CareFusion Group company upon termination of the Executive’s employment.

(b) Non-Recruitment of CareFusion Group Employees, Etc. During the Executive’s employment with the CareFusion Group and for the Restricted Period, the Executive shall not (i) solicit, participate in, or promote the solicitation of any person who was employed by the CareFusion Group at any time during the six-month period before the Executive’s termination of employment to leave the employ of CareFusion Group; or (ii) on behalf of the Executive or any other person, hire, employ, or engage any such person. The Executive further agrees that, during the Executive’s employment with the CareFusion Group and for the Restricted Period, if an employee of the CareFusion Group contacts the Executive about prospective employment, the Executive will inform that employee that the Executive cannot discuss the matter further without informing the CareFusion Group.

(c) Non-Solicitation of Business. The Executive acknowledges and agrees that Company’s customers and any information regarding Company’s customers is confidential and constitutes trade secrets. In recognition of the confidential and trade secret nature of information regarding Company’s customers, the Executive agrees that during the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit on behalf of any competitor of the CareFusion Group the business of (i) any customer of the CareFusion Group at the time of the Executive’s employment or date of termination of employment, or (ii) any potential customer of the CareFusion Group which the Executive knew to be an identified, prospective purchaser of services or products of the CareFusion Group.

(d) Employment by Competitor. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that competes with the CareFusion Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the CareFusion Group.

(e) No Disparagement.

(i) The Executive and the Company shall at all times refrain from taking actions or making statements, written or oral, that denigrate, disparage or defame the goodwill or reputation of the Executive or the CareFusion Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors. The Executive further agrees not to make any negative statement to third parties relating to the Executive’s employment or any aspect of the businesses of CareFusion Group and not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, or about the CareFusion Group or its trustees, directors, officer, security holders, partners, agents or former or current employees and directors, except as may be required by a court or government body.

(ii) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of the Executive and shall cooperate with the Executive in scheduling any assistance by the Executive taking into account the Executive’s business and personal affairs and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

(f) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the CareFusion Group, relating or pertaining in any way to the Executive’s employment with or the business of the CareFusion Group (each, an “Invention”), shall be promptly disclosed in writing to the Secretary of the Company and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the

Executive’s entire right, title and interest in and to any Invention and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Restricted Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this covenant, but all necessary expenses thereof shall be paid by the Company. This Section 5(f) does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of section 2870 of the California Labor Code. The Executive acknowledges that a condition for an Invention to qualify fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code is that the Invention must be protected under patent laws. The Executive has reviewed the notification in Appendix B (the “Limited Exclusion Notification”) and agrees that his or her signature acknowledges receipt of the notification. However, the Executive agrees to disclose promptly in writing to Company all innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by the Executive during the term of employment and for three months thereafter, whether or not the Executive believes such innovations are subject to this Section 5(f), to permit a determination by Company as to whether or not the innovations should be the property of Company. Any such information will be received in confidence by Company.

(g) Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the CareFusion Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the CareFusion Group in the event the Executive breached any of the covenants of this Section 5(g); and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 5(g) would be inadequate. The Executive therefore agrees and consents that (X) if the Executive commits any breach of a covenant under this Section 5(g) during the Restricted Period, all unpaid severance benefits will be immediately forfeited, and (Y) if the Executive commits any breach of a covenant under this Section 5(g) or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

(h) Similar Covenants in Other Agreements Unaffected. The Executive may be or become subject to covenants contained in other agreements (including but limited to stock option and restricted stock unit agreements) which are similar to those contained in this Section 5(h). Further, a breach of the covenants contained in this Section 5(h) may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. The Executive acknowledges the foregoing and understands that the covenants contained in this Section 5(h) are in addition to, and not in substitution of, the similar covenants contained in any such other agreements. The Company agrees that any forfeiture or repayment obligation under any such agreement shall be subject to arbitration as specified under Section 7(i).

6. Release.

As a condition to receiving any payment specified under Section 4, the Executive shall be required to sign and deliver to the Company, and may not revoke or violate the terms of, a general release of all claims, substantially in the form attached as Appendix C, as revised from time to time to comply with applicable law or to reflect changes made to the Company’s standard form of general release of all claims for all employees (the “Release”). In no case will payments be made or begin before the end of any rescission period required by applicable law or regulation in connection with any release or waiver that the Executive is asked to sign.

7. Miscellaneous.

(a) Nonduplication; No Impact on Benefits. Any Severance Payment made to the Executive shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored by the Company that provides severance benefits to employees upon termination of employment, except that (i) any Severance Payment made shall be in addition to any acceleration of payment or vesting of any equity award granted to the Executive; and (ii) if the Executive is eligible to receive severance benefits under the CareFusion Corporation Executive Change in Control Severance Plan (the “Change in Control Severance Plan”) following a Change in Control (as defined in the Change in Control Severance Plan), no Severance Payment shall be made under this Agreement. Except as may otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable under this Agreement shall be treated as compensation for purposes of calculating the Executive’s right under any such plan, policy, or program.

(b) Funding. Benefits payable under this Agreement will be paid only from the general assets of the Company or a successor. This Agreement does not create any right to or interest in any specific assets of the Company.

(c) Indemnification. If arbitration or litigation shall be brought to enforce or interpret any provision of this Agreement which relates to the Company’s obligation to make payments hereunder, then the Company, to the extent permitted by applicable law, shall indemnify the Executive for his or her reasonable attorneys’ fees and expenses incurred in such proceedings.

(d) No Mitigation. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of this Agreement, and the obtaining of such other employment shall not effect any reduction of the Company’s obligations to pay the payments provided under Section 4.

(e) Withholding. The Company may withhold from any payments made under this Agreement all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.

(f) Successors. All rights under this Agreement are personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the obligations set forth in this Agreement in the same manner and to the same extent as the Company would be required to do.

(g) Governing Law. This Agreement and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, or by U.S. federal law.

(h) Severability. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(i) Arbitration. The Company and the Executive agree to attempt to resolve any dispute between them quickly and fairly. Any dispute related to this Agreement which remains unresolved shall be resolved exclusively by final and binding arbitration conducted within 50 miles of San Diego, California, pursuant to the then-current rules of the American Arbitration Association with respect to employment disputes. The Company shall bear any and all costs of the arbitration process plus, if the Executive substantially prevails on all issues raised, any attorneys’ fees incurred by the Executive with regard to such arbitration.

(j) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to the Executive at the home address most recently communicated by the Executive to the Company in writing.

(k) 409A Compliance.

(i) This Agreement is intended to comply with, or otherwise be exempt from, section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and Treasury guidance promulgated thereunder (the “Code”).

(ii) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement, at the direction or with the consent of the Executive, which is determined to result in an additional tax, penalty, or interest under Code section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code section 409A.

(iii) For purposes of Code section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(iv) If a payment obligation under this Agreement arises on account of the Executive’s termination of employment while a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the Executive’s estate following his death.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

/s/ Dwight Winstead
Dwight Winstead

CAREFUSION CORPORATION

BY:	/s/ David Schlotterbeck
David Schlotterbeck
Chairman and Chief Executive Officer

APPENDIX A

CAREFUSION CORPORATION

RETENTION AWARD AND RESTRICTED STOCK UNITS AGREEMENT

On October 15, 2009 (the “Grant Date”), CareFusion Corporation, a Delaware corporation (the “Company”), has awarded to Dwight Winstead (“Awardee”) 65,151 Restricted Stock Units (the “Restricted Stock Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to Awardee as set forth herein. The Restricted Stock Units have been granted pursuant to the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Stock Units Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan.

1. Vesting. The Restricted Stock Units shall vest in three installments, in which one-third of the Restricted Stock Units shall vest on each of the third, fourth and fifth anniversaries of the Grant Date (each a “Vesting Date” with respect to the portion of the Restricted Stock Units scheduled to vest on such date), subject in each case to the provisions of this Agreement, including those relating to the Awardee’s continued employment with the Company and its Affiliates (collectively, the “CareFusion Group”). Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event of a Change of Control prior to the Awardee’s termination of employment, the Restricted Stock Units shall vest in full without regard to the Covenants.

2. Transferability. The Restricted Stock Units shall not be transferable.

3. Termination of Employment; Death, Disability and Retirement.

(a) General. Except as set forth below, if a termination of employment of Awardee occurs prior to the third anniversary of the Grant Date, any unvested portion of such Restricted Stock Units shall be forfeited by Awardee.

(b) Death or Disability. If the death or Disability (as defined in the Plan) of Awardee occurs prior to the vesting in full of the Restricted Stock Units then any unvested Restricted Stock Units shall immediately vest in full and shall not be forfeited.

(c) Termination of Employment by Reason of a Termination without Cause or a Termination for Good Reason. If, prior to the third anniversary of the Grant Date, Awardee’s employment with the Company is terminated by the Company without Cause or by Awardee for Good Reason, then any unvested Restricted Stock Units shall immediately vest in full and shall not be forfeited, and Awardee shall receive the Shares in accordance with the provisions of Paragraph 6(b). For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings ascribed to them in Section 4(a)(ii) and Section 4(a)(iii), respectively, in the Awardee’s Retention Agreement, by and between Awardee and the Company, dated as of October 15, 2009 (the “Retention Agreement”).

(d) Termination of Employment by Reason of a Termination for Cause. If there is a termination of employment of Awardee by the Company for Cause, then Awardee shall forfeit all Restricted Stock Units, whether vested or unvested.

4. Covenants. As used in this Agreement, “Covenants” shall refer only to Covenants as defined in Section 5 of the Retention Agreement.

5. Special Forfeiture Rules. During the Restricted Period (as defined in Section 5 of the Retention Agreement), Awardee agrees to comply in full with the Covenants. Except in the case of a termination of employment of Awardee by the Company without Cause or by Awardee for Good Reason, if Awardee commits any breach of the Covenants during the Restricted Period, then all unpaid Restricted Stock Units shall immediately and automatically terminate and be forfeited.

No provisions of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement (including the Retention Agreement) to which Awardee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Awardee. Awardee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Awardee’s receipt of the Restricted Stock Units, in consideration of employment, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Restricted Stock Units and execution of this Agreement are voluntary actions on the part of Awardee and that the Company is unwilling to provide the Restricted Stock Units to Awardee without including the restrictions and covenants of Awardee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

6. Payment. (a) Subject to the provisions of Paragraphs 4 and 5 of this Agreement and Paragraphs (b), (c), (d) and (e) below, and unless Awardee makes an effective election to defer receipt of the Shares represented by the Restricted Stock Units, on the date of vesting of any Restricted Stock Unit, Awardee shall be entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 10) the Shares represented by such Restricted Stock Unit within 30 days of such date. Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Administrator pursuant to procedures established by the Administrator in compliance with the requirements of Section 409A of the Code.

(b) Termination by the Company without Cause or by Awardee for Good Reason. Notwithstanding anything herein to the contrary, in the event that such Restricted Stock Units vest prior to the Vesting Date(s) set forth in Paragraph 1 as a result of a termination of employment of Awardee by the Company without Cause or by Awardee for Good Reason, Awardee shall receive one-third of the corresponding Shares on the date of such termination; one-third of the corresponding Shares on the first anniversary of the date of such termination; and one-third of the corresponding Shares on the second anniversary of the date of such termination, without regard to the Covenants.

2

(c) Death. Notwithstanding anything herein to the contrary, in the event that such Restricted Stock Units vest prior to the Vesting Date(s) set forth in Paragraph 1 as a result of Awardee’s death, Awardee’s estate shall be entitled to receive the corresponding Shares from the Company on the date of such vesting.

(d) Disability. Notwithstanding anything herein to the contrary, in the event that such Restricted Stock Units vest prior to the Vesting Date(s) set forth in Paragraph 1 as a result of the Disability of Awardee, Awardee shall be entitled to receive the corresponding Shares from the Company on the date of such vesting; provided, however, that where Section 409A of the Code applies to such distribution and Awardee is a “specified employee” (determined in accordance with Section 409A of the Code), Awardee shall be entitled to receive the corresponding Shares from the Company on the date that is the first day of the seventh month after Awardee’s “separation from service” with the Company (determined in accordance with Section 409A of the Code).

(e) Change of Control. Notwithstanding anything herein to the contrary, in the event that such Restricted Stock Units vest prior to the Vesting Date(s) set forth in Paragraph 1 as a result of the occurrence of a Change of Control, Awardee shall be entitled to receive the corresponding Shares from the Company on the date of such vesting; provided, however, that if the Change of Control occurs under circumstances that would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code and the regulations thereunder, then Awardee shall be entitled to receive the corresponding Shares from the Company on the Vesting Date(s) that would have otherwise applied pursuant to Paragraph 1.

7. Dividend Equivalents. Awardee shall not be entitled to receive any cash dividends on the Restricted Stock Units. However, to the extent the Company determines to pay a cash dividend to holders of the Common Stock, an Awardee shall, with respect to each Restricted Stock Unit, be entitled to receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the settlement of such unit pursuant to Paragraph 6 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Common Stock represented by such unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Restricted Stock Units award). Elections to defer receipt of the cash payments in lieu of cash dividends beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

8. Right of Set-Off. By accepting these Restricted Stock Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the CareFusion Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the CareFusion Group by Awardee under this Agreement.

9. No Stockholder Rights. Awardee shall have no rights of a stockholder with respect to the Restricted Stock Units, including, without limitation, any right to vote the Shares represented by the Restricted Stock Units.

3

10. Withholding Tax.

(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the Restricted Stock Units (including taxes owed with respect to any cash payments described in Paragraph 7 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Restricted Stock Units or the subsequent sale of Shares issuable upon settlement of the Restricted Stock Units. The Company does not commit and is under no obligation to structure the Restricted Stock Units to reduce or eliminate Awardee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Restricted Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Awardee’s acceptance of this Agreement constitutes Awardee’s instruction and authorization to the Company to retain on Awardee’s behalf the number of Shares from those Shares issuable to Awardee under this Award, to reduce the number of unpaid Restricted Stock Units or to sell or arrange for the sale of the number of Shares as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as owed when any such obligation comes due. The value of any Shares retained or the number of Restricted Stock Units reduced for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of vesting of the Restricted Stock Units. To the extent that the Company retains any Shares or reduces the number of Restricted Stock Units to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate, but in no event shall such amount exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 7 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

11. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Restricted Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in the State of Delaware and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraphs 4 and 5 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Awardee of any such covenants, the

4

Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this Agreement, the CareFusion Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to any other rights and remedies afforded the CareFusion Group hereunder or by law. In the event that it becomes necessary for the CareFusion Group to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

12. Action by the Administrator. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the CareFusion Group designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its designee and that any decision of the Administrator or its designee relating to this Agreement, including, without limitation, whether particular conduct constitutes a breach of the Covenants, shall be final and binding unless such decision is arbitrary and capricious.

13. Prompt Acceptance of Agreement. The Restricted Stock Unit grant evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

14. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit grant under and participation in the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Restricted Stock Unit grants and the execution of Restricted Stock Unit agreements through electronic signature.

5

15. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

CareFusion Corporation
3750 Torrey View Court
San Diego, CA 92130
Attention: General Counsel
Facsimile: 858-617-2300

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.

16. Retention Agreement. In the event of any discrepancy between this Agreement and the provisions of the Retention Agreement, the provisions of this Agreement will control.

CAREFUSION CORPORATION

By:	David L. Schlotterbeck
Its:	Chairman and CEO

6

ACCEPTANCE OF AGREEMENT

Awardee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he is familiar with and understands all provisions of the Plan and this agreement; (b) voluntarily and knowingly accepts this Agreement and the Restricted Stock Units granted to him under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding the “Covenants” and “Special Forfeiture Rules” set forth in Paragraphs 4 and 5 above; (c) acknowledges previously accepting, and voluntarily and knowingly accepts, the terms of the equity awards of the Company and/or Cardinal Health, Inc. that Awardee received in connection with the spin-off of the Company from Cardinal Health, Inc., subject to all the provisions of the applicable equity incentive plan(s) under which the award(s) was granted; and (d) represents that he understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement. Awardee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Plan Prospectus dated August 31, 2009 pertaining to the Plan.

Awardee’s Signature

Date

7

APPENDIX B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and CareFusion Corporation, a Delaware corporation (the “Company”) does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(2)	Result from any work performed by you for the Company.

To the extent a provision in the Retention Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Dwight Winstead

Dwight Winstead
Print Employee’s Name

Date: 10/15/09

Witnessed by:

David Schlotterbeck

Chairman and CEO
Company Representative’s Name and Position

Dated: 10/15/09

APPENDIX C

RELEASE AGREEMENT

This RELEASE AGREEMENT by and between CareFusion Corporation (the “Company”) and                      (the “Executive”) is dated as of the      day of         ,          (the “Release”).

Release

Executive hereby releases the Company and any of its predecessors, successors or assigns to all or any part of its businesses (“CareFusion”) by execution of this Release from any and all claims and causes of action that may exist, whether known or unknown, as of the date of Executive’s execution of this Release with the exception of any unemployment compensation claim Executive may have and any other claims that cannot be waived by law. Executive agrees that this Release applies to all officers, directors, employees and other representatives of CareFusion and its affiliates and any of its predecessors, successors or assigns to all or any part of its businesses including the Company, both individually and in their respective capacities (collectively with CareFusion, “the Releasees”). This Release relates to all causes of action to the extent permitted by law, including, but not limited to, claims under CareFusion’s policies or practices; federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any applicable state laws of similar intent.

In addition, Executive agrees that Executive will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. Executive further agree that if Executive does so, Executive will be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with Executive’s suit, action, or grievance. Executive also waives any right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This Release and agreement not to sue does not prohibit Executive from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render Executive liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the ADEA or the OWBPA. This Release and agreement not to sue also does not prohibit the Executive from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Release, Executive agrees not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, that may be awarded to Executive in connection with such charges. In addition, this general release is not intended to bar any claims for workers’ compensation benefits.

This Release does not apply to any claims arising after Executive’s execution of this Release or any claims relating to rights under the Employment Agreement by and between CareFusion Corporation, a Delaware corporation, and the Executive, dated as of the      day of         ,         , as may be amended from time to time.

Complete Release

Executive also expressly agrees that Executive has read, understands, and intends to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of CareFusion and any of its predecessors, successors or assigns to all or any part of its businesses, Executive expressly acknowledge that this Release is intended to include within its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Release to be executed in its name on its behalf, all as of the day and year first above written.

Executive
Date:

CAREFUSION CORPORATION

By:
Name:
Title:
Date:

2